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                                                                    Exhibit 99.1

                                      G&L
                                      ---
                                 REALTY CORP.
                                     NEWS

RELEASE:                               CONTACT:
Immediate                              David Hamer   310-273-9930
                                       E-mail:dhamer@glrealty.com

              G&L REALTY CORP. ANNOUNCES THAT SPECIAL COMMITTEE
              -------------------------------------------------
          REAFFIRMS TRANSACTION WITH MESSRS. GOTTLIEB AND LEBOWITZ,
          ---------------------------------------------------------
                       DECLINES LATEST WEISMAN PROPOSAL
                       --------------------------------

BEVERLY HILLS, California, September 10, 2001. G&L Realty Corp. (NYSE: GLR) announced that the Special Committee of its Board of Directors has determined that the transaction contemplated by the Agreement and Plan of Merger dated as of May 10, 2001 between the Company and a new company owned by Daniel M. Gottlieb and Steven D. Lebowitz providing for a merger in which common stockholders of the Company would receive $12.00 per share continues to be fair and reasonable to and in the best interests of the Company and its unaffiliated common stockholders. The committee reaffirmed its recommendation that the Company consummate the transaction.

The Special Committee also advised Lyle Weisman and his associates (the "Weisman Group") that it would not recommend the Weisman Group's latest proposal dated September 5, 2001 to the full board of directors. In considering the Weisman Group's latest proposal, the Special Committee concluded that, since the latest proposal does not contemplate a merger, it should be considered a proposal to make a tender offer for a minimum of 45% of the Company's outstanding shares of common stock conditioned upon a termination of the Agreement and Plan of Merger. In reviewing the proposal, the Special Committee considered a number of things, including the following:

(a) the Weisman Group's proposal is not in the form of an offer that the Company can accept to create a legally binding contract; therefore, it would require the Company to terminate the Agreement and Plan of Merger in advance of the existence of an obligation on the Weisman Group's part to deliver the $2.5 million good faith deposit needed to reimburse the Company for the costs that have been and would be incurred upon termination of the Agreement and Plan of Merger;

(b) in the absence of any objective criteria for determining the purchase price adjustments that would be applicable in the case of the proposed $16.50 per share transaction in which due diligence was performed, the committee had to consider the proposal as at $15.50 per share;

                               G&L Realty Corp.
                            Corporate Headquarters:
           439 North Bedford Drive, Beverly Hills, California 90210
                   Tel:310-273-9930        Fax:310-248-2222
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(c)  based on expert advice, the committee had concluded that it is more likely than not that the Weisman Group would be unable to acquire 45% of the Company's outstanding common stock in a tender offer opposed by Messrs. Gottlieb and Lebowitz who own approximately 42% of the Company's outstanding common stock and have options to purchase an additional 167,000 shares, which they have advised the committee they would do; the only form of a tender offer that the committee would be able to recommend would be a tender offer made at an appropriate price, on an any and all basis or subject to a minimum threshold that the committee determines is more likely than not to be satisfied, and with no contingencies;

(d) the committee believes that there is a material risk that, if the Agreement and Plan of Merger were terminated and the Weisman Group did not meet the 45% minimum threshold in its proposal, the Company's common stock would trade at a significant discount from the $12.00 per share price specified in the Agreement and Plan of Merger, particularly in light of the advice of the committee's financial advisor that the range of values of the Company's common stock is between $5.00 and $10.00 per share;

(e) the failure of the Weisman Group to provide the committee with any business plan or indication of its intentions with respect to the future management or operation of the Company, notwithstanding numerous requests from the committee;

(f) the fact that the Weisman Group does not need the approval or consent of the committee to conduct a tender offer; and

(g) the committee's concern that the continued lapse of time will give rise to the right of Messrs. Gottlieb and Lebowitz to terminate the Agreement and Plan of Merger, leaving the Company's stockholders without an opportunity to participate in any transaction.


Founded in 1976, G&L Realty Corp. is a growth-oriented health care real estate investment trust with four major areas of operation: the Medical Office Building Division, the Skilled Nursing Facility Division, the Assisted Living Facility Division and the Senior Care Lending Division.

This press release contains forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "will," "anticipate," "contemplate" and "intend." These statements represent the Company's judgment concerning the future and are subject to risks and uncertainties that could cause the proposed transactions described not to occur in the manner or in the time frame indicated in this press release. Factors influencing the proposed transactions described in this press release, in addition to the conditions referred to above, include, but are not limited to, changes in the general economy, the supply of, and demand for, healthcare related real estate in markets in which the Company has investments, the availability of financing and governmental policies and regulations as well as delays in obtaining approvals from stockholders, governmental authorities and other third parties.


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                               G&L Realty Corp.
                            Corporate Headquarters:
           439 North Bedford Drive, Beverly Hills, California 90210
                   Tel:310-273-9930        Fax:310-248-2222